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                                                                Exhibit 6(c)(23)
                                                                ----------------

                     THE FIRST NATIONAL BANK OF MIFFLINTOWN
                 DIRECTOR REVENUE NEUTRAL RETIREMENT AGREEMENT

          THIS AGREEMENT is made this 31st day of March, 1998, by and between THE FIRST NATIONAL BANK OF MIFFLINTOWN (the "Company"), and LOWELL M. SHEARER (the "Director").

                                  INTRODUCTION

          To attract, retain and reward quality directors, and to promote orderly succession of its Board of Directors, the Company is willing to provide the Director an opportunity for retirement income. The Company will pay the benefits from its general assets.

                                   AGREEMENT

          The Director and the Company agree as follows:

                                   Article 1
                                  Definitions

          Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

               1.1.1  "Change of Control" shall mean any of the following:

                    (A) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than the Corporation, a subsidiary of the Corporation, an employee benefit plan (or related trust) of the Corporation or a direct or indirect subsidiary of the Corporation, or affiliates of the Corporation (as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 20% of the combined voting power of the Corporation's then outstanding securities or announces a tender offer or exchange offer for securities of the Corporation representing more than 20% of the combined voting power of the Corporation's then outstanding securities; or

                    (B) the occurrence of, or execution of an agreement providing for, a reorganization, merger, consolidation or other similar transaction or connected series of transactions of the Corporation as a result of which either (a) the Corporation does not survive or (b) pursuant to which shares of the Corporation common stock ("Common Stock") would be
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               converted into cash, securities or other property, unless, in case of either (a) or (b), the holders of Corporation Common Stock immediately prior to such transaction will, following the consummation of the transaction, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation surviving, continuing or resulting from such transaction; or

                    (C) the liquidation or dissolution of the Corporation or the Company or the occurrence of, or execution of an agreement providing for, a sale of all or substantially all of the assets of the Corporation or the Company to an entity which is not a direct or indirect subsidiary of the Corporation; or

                    (D) the occurrence of, or execution of an agreement providing for, a reorganization, merger, consolidation, or similar transaction of the Corporation, or before any connected series of such transactions, if, upon consummation of such transaction or transactions, the persons who are members of the Board of Directors of the Corporation immediately before such transaction or transactions cease or, in the case of the execution of an agreement for such transaction or transactions, it is contemplated in such agreement that upon consummation such persons would cease, to constitute a majority of the Board of Directors of the Corporation or, in a case where the Corporation does not survive in such transaction, of the corporation surviving, continuing or resulting from such transaction or transactions; or

               Notwithstanding anything else to the contrary set forth in this Agreement, if (i) an agreement is executed by the Corporation or the Company providing for any of the transactions or events constituting a Change of Control pursuant to this Section 1.1.1, and the agreement subsequently expires or is terminated without the transaction or event being consummated, and (ii) Director's service on the Company's Board of Directors has not terminated prior to such expiration or termination, for purposes of this Agreement it shall be as though such agreement was never executed and no Change of Control event shall be deemed to have occurred as a result of the execution of such agreement.

               1.1.2  "Corporation" means First Community Financial Corporation.

               1.1.3  "Normal Retirement Benefit " means the benefit described in Article 3.

               1.1.4 "Normal Retirement Date" means the date of the Director's Termination of Service on or after attaining age 72 or the date of the Director's Termination of Service after the Director has completed a minimum of 10 years of service on the Board.

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               1.1.5  "Plan Anniversary Date" means the twelve month anniversary date and each succeeding twelve month anniversary date from the date set forth in Section 2.1.

               1.1.6 "Retirement Account" means the account maintained on the books of the Company as described in Section 2.2.

               1.1.7 "Simulated Investment" means investments specified by the Company for use in measuring the Retirement Benefit. Subject to
          Article 2, the Company can change the Simulated Investments only with the Director's written agreement. The Simulated Investments shall be of equal initial amounts.

               1.1.8 "Simulated Investment Rate" means the after-tax rate of return on a Simulated Investment. If the Simulated Investment is a life insurance policy, the Simulated Investment Rate shall track cash surrender value and not include receipt of the policy's death benefits.

               1.1.9 "Termination of Service" means the Director's ceasing to serve on the Board of Directors of the Company or its successor for any reason other than death.

                                   Article 2
                               Retirement Account

          2.1 Simulated Investments. The Company shall establish two Simulated Investments in the amount of $50,000.00 as of March 31, 1998, as follows:

               2.1.1 Simulated Investment Number One shall track the cash surrender value of a simulated life insurance policy, as described in Appendix A.

               2.1.2 Simulated Investment Number Two shall track the return of an investment comprised of the principal and the accumulated net after-tax interest earnings. Simulated Investment Number Two assumes a four percent (4%) pre-tax interest rate, assumes a charge for the prorated portion of the net implementation and administrative service fees associated with this Agreement, assumes the income tax rate to apply to be the Company's highest marginal tax rate for the previous calendar year, and assumes that interest shall accrue monthly and be compounded at each Plan Anniversary Date. This assumed pre-tax interest rate may be adjusted periodically as determined by the Board.

          2.2 Retirement Account. The Company shall establish a Retirement Account on its books for the Director. The Retirement Account as of any date shall be determined by subtracting the value of Simulated Investment Number Two from the value of Simulated Investment Number One and dividing the difference by the "adjustment rate. " For purposes of this Section 2.2 the term "adjustment rate" shall mean the figure equal to one minus the Company's highest marginal tax rate for the previous calendar year.

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          2.3  Statement of Accounts. The Company shall provide to the Director, within 60 days after each Plan Anniversary, a statement setting forth the Retirement Account balance.

          2.4 Accounting Device Only. The Retirement Account and Simulated Investments are solely devices for measuring amounts to be paid under this Agreement. They are not a trust fund of any kind. The Director is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the mere Company promise to pay such benefits. The Director's rights are not subject in any manner to anticipation, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director's creditors.

                                   Article 3
                               Normal Retirement

          3.1 Retirement Benefit. Subject to the general limitations of Article 6, upon the Director's Normal Retirement Date, the Company shall pay to the Director the primary and secondary benefits described in Sections 3.1.1 and
3.1.2. Unless otherwise provided in this Agreement, no benefits shall be paid to the Director if a Termination of Service of the Director occurs before his Normal Retirement Date.

               3.1.1 Primary Normal Retirement Benefit. Commencing on the first day of the month following the Director's Termination of Service after his Normal Retirement Date, the Company shall pay a Primary Normal Retirement Benefit to the Director which is equal to the Director's Retirement Account balance as of the Plan Anniversary Date immediately preceding the Director's Termination of Service (without adjustment for interest or earnings during the payment period). The Primary Normal Retirement Benefit shall be paid in thirteen (13) equal annual installments.

               3.1.2 Secondary Normal Retirement Benefit. Within sixty (60) days following the end of each Plan Anniversary Date following the Director's Termination of Service after his Normal Retirement Date and continuing up until the Director's death, the Company shall pay a Secondary Normal Retirement Benefit to the Director. The Secondary Normal Retirement Benefit shall be paid in a lump sum in an amount equal to the hypothetical growth, if any, of the Director's Retirement Account from the immediately preceding Plan Anniversary Date, determined pursuant to the method set forth in Sections 2.1 and 2.2 hereof.

          3.2 Change of Control Benefit. If the Director incurs a Termination of Service following a Change of Control but prior to his attaining the Normal Retirement Date, the Director shall be entitled to receive his Primary and Secondary Normal Retirement Benefit payable in accordance with Article 3 herein commencing with his Termination of Service.

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                                   Article 4
                                 Death Benefits

     Upon the Director's death prior to termination of this Agreement, the Company shall pay to the Director's beneficiary a benefit equal to the Retirement Account balance as of the Plan Anniversary immediately preceding the Director's death. The Company shall pay the benefit to the beneficiary in a lump sum within sixty (60) days following the Director's death.

                                   Article 5
                                 Beneficiaries

     5.1 Beneficiary Designations. The Director shall designate a beneficiary by filing a written beneficiary designation with the Company. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and accepted by the Company during the Director's lifetime. The Director's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director, or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, all payments shall be made to the Director's surviving spouse, if any, and if none, to the Director's surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Director's estate.

     5.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                   Article 6
                              General Limitations

     Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement:

     6.1 Termination for Cause. If the Company terminates the Director's service for:

          6.1.1  Gross negligence or gross neglect of duties;

          6.1.2 Commission of a felony or of a gross misdemeanor involving moral turpitude; or

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          6.1.3  Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy resulting in an adverse effect on the Company.

     6.2 Suicide. If the Director commits suicide within two years after the date of this Agreement, or if the Director has made any material misstatement of fact on any application or forms pursuant to this Agreement.

                                   Article 7
                         Claims and Review Procedures

     7.1 Claims Procedure. The Company shall notify the Director's beneficiary in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the beneficiary is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the beneficiary to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the beneficiary wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the beneficiary of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period.

     7.2 Review Procedure. If the beneficiary is determined by the Company not to be eligible for benefits, or if the beneficiary believes that he or she is entitled to greater or different benefits, the beneficiary shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the beneficiary believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the beneficiary (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the beneficiary (or counsel) shall have the right to review the pertinent documents. The Company shall notify the beneficiary of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the beneficiary and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period in not sufficient, the decision may be deferred for up to another 60-day period at the election of the Company, but notice of this deferral shall be given to the beneficiary.

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                                   Article 8
                          Amendments and Termination

     This Agreement may be amended or terminated only by a written agreement signed by the Company and the Director.

                                   Article 9
                                Administration

     9.1 Administration. Unless otherwise determined by the Company's Board of Directors ("Board"), the Board or its designee shall be the named fiduciary and shall act for the Company under this Agreement.

     9.2 Powers of the Company. The Company shall have all powers necessary to administer this Agreement, including, without limitation, powers:

          9.2.1  to interpret the provisions of the Agreement; and

          9.2.2 to establish rules for the administration of the Agreement and to prescribe any forms required to administer the Agreement.

     9.3 Actions of the Company. All determinations, interpretations, rules, and decisions of the Company shall be conclusive and binding upon all persons having or claiming to have any interest or right under this Agreement.

                                  Article 10
                                 Miscellaneous

     10.1 Binding Effect. This Agreement shall bind the Director and the Company, and their beneficiaries, successors, survivors, executors, administrators and transferees.

     10.2 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

     10.3 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

     10.4 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania,, except to the extent preempted by the laws of the United States of America.

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     10.5 Unfunded Arrangement.  The Director is a general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director's life or any other asset held in connection with this Agreement is a general asset of the Company to which the Director has no preferred or secured claim.

     IN WITNESS WHEREOF, the Director and a duly authorized Company officer have signed this Agreement.

DIRECTOR:                           COMPANY:
                                    THE FIRST NATIONAL BANK OF
                                    MIFFLINTOWN

   /s/ Lowell M. Shearer            By:   /s/ Samuel F. Metz
--------------------------------       -----------------------------------------
Lowell M. Shearer                   Title:   Chairman of the Board
                                          --------------------------------------

     By execution hereof, First Community Financial Corporation consents to and agrees to be bound by the terms and conditions of this Agreement.

ATTEST:                             CORPORATION:
                                    FIRST COMMUNITY FINANCIAL
                                    CORPORATION

    /s/ Renee Williamson            By:   /s/ Samuel F. Metz
--------------------------------       -----------------------------------------
                                    Title:    Chairman of the Board
                                          --------------------------------------

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